UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PDC Energy, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	95-2636730
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1775 Sherman Street, Suite 3000, Denver, CO	80203
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Common Stock, par value $0.01 per share
Rights to Purchase Common Stock	Nasdaq Global Select Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates:          N/A         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

N/A

(Title of class)

(Title of class)

Explanatory Note

This Form 8-A/A is filed by PDC Energy, Inc. (the “Company”) to reflect the expiration of the rights to purchase common stock (the “Rights”) registered on the Form 8-A filed by the Company on September 14, 2007, as amended on June 8, 2015.

Item 1.   Description of Securities to Be Registered

On June 1, 2016, PDC Energy, Inc. (the “Company”) entered into a Second Amendment (the “Amendment”) to the Rights Agreement (the “Rights Agreement”), dated as of September 11, 2007, as amended, by and between the Company and Computershare Trust Company, N.A., successor rights agent to Transfer Online, Inc.

The Amendment accelerates the Final Expiration Date (as defined in the Rights Agreement) of the rights issued pursuant to the Rights Agreement (the “Rights”) from September 11, 2017 to June 1, 2016, and has the effect of terminating the Rights Agreement on that date. Upon the Final Expiration Date, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement will expire.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is attached as Exhibit 4.2 and incorporated herein by reference.

Item 2.   Exhibits

See Exhibit Index.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 3, 2016

PDC ENERGY, INC.

By:	/s/ Daniel W. Amidon
Name:	Daniel W. Amidon
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1

Rights Agreement, dated as of September 11, 2007, between the Company and Transfer Online, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 17, 2007).

4.2	Second Amendment to Rights Agreement by and between PDC Energy, Inc. and Computershare Trust Company, N.A., dated June 1, 2016.